Greektown Superholdings, Inc 8k

Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

MERGING

GREEKTOWN NEWCO SUB, INC.,
a Delaware corporation,
INTO
GREEKTOWN SUPERHOLDINGS, INC.
a Delaware corporation

______________________________________________________________________________

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of this 20th day of December, 2013, by and between Greektown Newco Sub, Inc., a Delaware corporation (“Newco Sub” or the “Merging Company”), and its sole stockholder, Greektown Superholdings, Inc., a Delaware corporation (“Superholdings” or the “Surviving Company”).

RECITALS

A.	Newco Sub is a corporation duly organized and existing under the laws of the State of Delaware, with authority to issue 1,000 shares of common stock, all of which are issued to Superholdings.
B.	Superholdings is a corporation duly organized and existing under the laws of the State of Delaware, with authority to issue 7,333,333 shares, consisting of (a) 5,000,000 shares of common stock, (i) 4,354,935 shares of which are designated as Series A-1 Common Stock, of which 1 is currently issued and outstanding, and (ii) 645,065 shares of which are designated as Series A-2 Common Stock, of which no shares are currently issued and outstanding; and (b) 2,333,333 shares of preferred stock, (i) 1,688,268 shares of which are designated as Series A-1 Preferred Stock, of which 1,463,535 are currently issued and outstanding, and (ii) 645,065 shares are designated as Series A-2 Preferred Stock, of which 162,255 are currently issued and outstanding.
C.	The board of directors of Superholdings has, by resolution, unanimously approved this Agreement, and declared it advisable and in the best interests of Superholdings and its wholly owned subsidiary Newco Sub that Newco Sub merge with and into Superholdings, which shall be the surviving company, in the manner and upon the terms and conditions hereinafter set forth and with the effect provided by and pursuant to the applicable provisions of Delaware law, which laws permit the merger herein contemplated.

THEREFORE, it is agreed as follows:

FIRST: At the Effective Time (as defined in Article Seventh), Newco Sub shall be merged with and into Superholdings (the “Merger”), which shall be the surviving company.

  SECOND: The separate existence of the Merging Company shall cease at the Effective Time and the existence of the Surviving Company shall continue unaffected and unimpaired by the merger with all of the rights, privileges, immunities and powers and subject to all the duties and liabilities of a corporation organized under Delaware law.

THIRD: The Bylaws (the “Bylaws”) of Superholdings shall be the Bylaws of the Surviving Company, in full force and effect at the Effective Time, until the same shall be altered or amended as therein provided or as provided by law.

FOURTH: The officers and directors of Superholdings in office at the Effective Time shall constitute the officers and directors of the Surviving Company for the terms elected or appointed and qualified. Should a vacancy exist at the Effective Time on the Board of Directors of the Surviving Company or in any office of the Surviving Company, such vacancy may be filled in the manner provided by the Bylaws of the Surviving Company.

FIFTH: All of the issued and outstanding shares of Newco Sub shall, at the Effective Time, by virtue of the merger and without any action on the part of the holder of such shares, be cancelled and cease to exist. The shares of Superholdings at the Effective Time shall continue, without impairment or alteration, as issued and outstanding shares of the Surviving Company.

SIXTH: The street address of the principal place of business of the Surviving Company is 555 East Lafayette, Detroit, Michigan 48226.

SEVENTH: The merger shall become effective upon the filing of a certificate of merger with the Delaware Secretary of State (the “Effective Time”).

EIGHTH: From and after the Effective Time:

1.	All the rights, privileges, powers and franchises and all property, contracts, money and assets of every kind and description, including, without limitation, patents, trademarks, trade names, licenses and registrations and the goodwill relating to any of the foregoing, of the Merging Company shall be vested in, and be held and enjoyed by, the Surviving Company without further act or deed.

2.	All the estates and interests of every kind of the Merging Company, including all debts due to them on whatever account, shall be as effectively the property of the Surviving Company as they were of the Merging Company prior to the merger.

3.	All rights of creditors and all liens upon any property of the Merging Company prior to the merger shall henceforth attach to the same property of the Surviving Company and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Company.

NINTH: The Merging Company agrees, to the extent permitted by law, from time to time, as and when requested by the Surviving Company, or by its successors or assigns, to execute and deliver, or cause to be executed or delivered, all such deeds and instruments, and to take or cause to be taken, such further or other action as the Surviving Company may deem necessary or desirable to vest in and confirm to the Surviving Company title to, and possession of, any property, bank accounts, assets or rights of the Merging Company acquired by reason of, or as a result of, the merger herein provided for, and otherwise to carry out the intent and purposes hereof. The proper officers and directors of the Merging Company immediately preceding the Effective Time, and the then current and proper officers and directors of the Surviving Company, are authorized, in the names of each of the Merging Company and the Surviving Company, to take any and all such actions.

TENTH: The Merging Company and the Surviving Company shall take or cause to be taken all actions, or do or cause to be done all things, necessary, proper, or advisable under the laws of Delaware to consummate the merger and to make the merger effective in accordance with this Agreement.

ELEVENTH: Notwithstanding anything herein to the contrary, this Agreement may be abandoned at any time prior to the Effective Time by the directors of Superholdings, acting for any reason or for no reason. In the event of such termination and abandonment, this Agreement shall become void and have no effect without any liability on the part of the Merging Company or the Surviving Company or the shareholders or directors of the constituent corporations. The sole shareholder and directors of the Merging Company and the sole shareholder and directors of the Surviving Company may make amendments or changes to this Agreement at any time prior to the Effective Time.

[signature page follows]

IN WITNESS WHEREOF, the Surviving Company and the Merging Company have caused this Agreement to be signed this 20th day of December, 2013.

MERGING COMPANY:

GREEKTOWN NEWCO SUB, INC.

By: /s/ GLEN TOMASZEWSKI

Name: Glen Tomaszewski

Title:	Senior Vice President, Chief Financial Officer and Treasurer

SURVIVING COMPANY:

GREEKTOWN SUPERHOLDINGS, INC.

By: /s/ MATTHEW CULLEN

Name: Matthew Cullen

Title: President